ING LIFE INSURANCE AND ANNUITY COMPANY Guaranteed Accumulation Account Supplement dated January 16, 2007

The information in this supplement updates and amends certain information contained in the
Prospectus dated April 28, 2006. Please read it carefully and keep it with your current
Prospectus.

The following is added at the end of the “Market Value Adjustment (MVA)” sub-section of the
“Summary” section on page 4 of the Prospectus, and after the sixth paragraph in the “Market
Value Adjustment (MVA)” section on page 12 of the Prospectus.

Under certain contracts that guarantee a death benefit equal to the greater of the “adjusted purchase payment total” or the current account value (excluding loans), the calculation of the current account value will include the aggregate MVA only if it is positive, regardless of whether the death benefit is paid within six months following death.

X.GAA-06                                                                                                                                           January 2007